Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 24, 2014	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2014

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2014.

The Company’s revenues for the first quarter of 2014 were $45,477,000 compared with $50,518,000 for the first quarter of 2013.

Gaming revenues were down 12.2% compared to the first quarter of 2013, primarily as a result of increased competition in the region.

Other operating revenues were up 9.2% compared to last year to $5,695,000.  Occupancy levels in the Dover Downs Hotel were approximately 80% for the first quarter of 2014 compared with approximately 84% for the first quarter of 2013, though cash sales were higher than last year.  Strong convention business helped improve cash food and beverage sales.

General and administrative expenses of $1,393,000 and depreciation expense of $2,295,000 were both down compared to last year.

Interest expense increased to $460,000 during the quarter as a result of higher interest rates and fees offsetting lower outstanding borrowings.

Net loss was ($1,053,000), or ($.03) per diluted share, compared with net loss of ($283,000), or ($.01) per diluted share for the first quarter of 2013.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “The fact that the Company paid more than $16 million into the State’s General Fund, more than $4 million for horse racing purses and almost $2.7 million on slot vendor fees during a quarter in which we incurred a $1 million net loss is clear evidence that our current revenue sharing model is out of balance and needs to be reset.  This is an issue we continue to pursue with the state and with our current loan agreement set to expire in June, we are hopeful of a speedy resolution during the current legislative session.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Gaming (1)	$39,782	$45,303
Other operating (2)	5,695	5,215
	45,477	50,518
Expenses:
Gaming	38,354	42,189
Other operating	4,396	4,018
General and administrative	1,393	1,529
Depreciation	2,295	2,509
	46,438	50,245

Operating (loss) earnings	(961)	273

Interest expense	(460)	(402)

Loss before income taxes	(1,421)	(129)

Income tax benefit (expense)	368	(154)

Net loss	$(1,053)	$(283)

Net loss per common share:
- Basic	$(0.03)	$(0.01)
- Diluted	$(0.03)	$(0.01)

Weighted average shares outstanding:
- Basic	31,959	31,846
- Diluted	31,959	31,846

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$10,482	$12,950
Accounts receivable	4,707	4,248
Due from State of Delaware	2,898	8,225
Inventories	1,761	1,957
Prepaid expenses and other	2,257	2,432
Income taxes receivable	519	138
Deferred income taxes	1,301	1,268
Total current assets	23,925	31,218

Property and equipment, net	158,493	160,570
Other assets	868	932
Total assets	$183,286	$192,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,043	$4,480
Purses due horsemen	2,199	7,978
Accrued liabilities	10,462	10,513
Payable to Dover Motorsports, Inc.	—	4
Deferred revenue	427	463
Revolving line of credit	45,000	47,040
Total current liabilities	62,131	70,478

Liability for pension benefits	3,210	3,353
Deferred income taxes	2,773	2,725
Total liabilities	68,114	76,556

Stockholders’ equity:
Common stock	1,788	1,774
Class A common stock	1,487	1,487
Additional paid-in capital	4,707	4,663
Retained earnings	108,282	109,335
Accumulated other comprehensive loss	(1,092)	(1,095)
Total stockholders’ equity	115,172	116,164
Total liabilities and stockholders’ equity	$183,286	$192,720

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Operating activities:
Net loss	$(1,053)	$(283)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	2,295	2,509
Amortization of credit facility origination fees	48	54
Stock-based compensation	162	196
Deferred income taxes	14	57
Changes in assets and liabilities:
Accounts receivable	(459)	154
Due from State of Delaware	5,327	7,159
Inventories	196	(39)
Prepaid expenses and other	187	386
Income taxes receivable/payable	(383)	98
Accounts payable	(437)	215
Purses due horsemen	(5,779)	(7,192)
Accrued liabilities	(51)	(694)
Payable to Dover Motorsports, Inc.	(4)	—
Deferred revenue	(36)	(110)
Other liabilities	(141)	(80)
Net cash (used in) provided by operating activities	(114)	2,430

Investing activities:
Capital expenditures	(210)	(569)
Net cash used in investing activities	(210)	(569)

Financing activities:
Borrowings from revolving line of credit	25,690	29,690
Repayments of revolving line of credit	(27,730)	(31,690)
Repurchase of common stock	(104)	(144)
Credit facility fees	—	(70)
Net cash used in financing activities	(2,144)	(2,214)

Net decrease in cash	(2,468)	(353)
Cash, beginning of period	12,950	14,993
Cash, end of period	$10,482	$14,640